UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012

Patriot Coal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400 St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors (the “Board”) of Patriot Coal Corporation (the “Company”) has approved a new form of Restricted Stock Agreement (the “Award Agreement”) for use in connection with awards made under the Company’s 2007 Long-Term Equity Incentive Plan, as amended (the “Plan”). A copy of the Award Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Effective January 3, 2012, the Company granted a special one-time award of 43,434 shares of restricted stock under the Award Agreement to Robert W. Bennett, the Company’s Senior Vice President and Chief Marketing Officer. In addition, consistent with past practices, the Company recently granted annual awards of restricted stock, restricted stock units and stock options to the Company’s named executive officers, including Mr. Bennett, pursuant to existing forms of award agreements.

Pursuant to the terms of the Award Agreement, the shares of restricted stock will vest three years following the grant date (the “Vesting Date”). The shares will also vest if the grantee’s employment with the Company is terminated due to death or disability or a change of control occurs (as such terms are defined in the Plan). In the event the grantee’s employment with the Company is terminated by the Company without cause or if the grantee terminates his or her employment for good reason (as such terms are defined in the Award Agreement), a pro rata portion of the shares will vest based on the number of days lapsed between the grant date and the Vesting Date. If the grantee’s employment with the Company is terminated for any other reason, all unvested shares will be forfeited.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement for use in connection with awards under the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2012

PATRIOT COAL CORPORATION

By:	/s/ Joseph W. Bean
Joseph W. Bean Senior Vice President – Law & Administration, General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement for use in connection with awards under the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan, as amended.